Exhibit 23.1

CONSENT OF INDEPENENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated November 20, 2017 with respect to the consolidated financial statements, schedule and internal control over financial reporting of Griffon Corporation and its subsidiaries included in the Annual Report on Form 10-K for the year ended September 30, 2017, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement.

/s/ GRANT THORNTON LLP

New York, New York

February 2, 2018